Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES

RESULTS OF THE THIRD FISCAL QUARTER ENDED MAY 31, 2010

Warren, PA. July 15, 2010/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products today reported results for the third fiscal quarter and nine month period ended May 31, 2010.

Net sales for the three months ended May 31, 2010 were $705.3 million compared to $498.3 million for the prior year quarter. This was an increase of $207.0 million or 41.5% from the prior year quarter. Net sales for the nine months ended May 31, 2010 and 2009 were $1,921.0 million and $1,703.6 million, respectively, which was an increase of $217.4 million or 12.8% from the prior year period. The increase for the quarter and nine months was primarily attributed to the increase in selling prices of petroleum products, which generally reflected the increase in worldwide petroleum prices from period to period.

Net loss for the three months ended May 31, 2010 was $16.9 million and net income of $17.3 million for three months ended May 31, 2009; a decrease in net income of $34.2 million from the prior year quarter. Net loss for the nine months ended May 31, 2010 was $61.5 million and net income of $17.3 million for the nine months ended May 31, 2009, a decrease of $78.8 million in net income from the prior nine month period.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended May 31, 2010 and 2009 were ($6.8) million and $35.0 million respectively. This was a decrease in EBITDA of $41.8 million from the prior year quarter. EBITDA for the quarter was negatively impacted by the sharp decline in crude oil and product prices over a three week period during the month of May when NYMEX crude fell from $86 to $68 per barrel. Additionally the quarter was negatively impacted by a scheduled maintenance turnaround which occurred in March.

EBITDA for the nine months ended May 31, 2010 and 2009 was ($53.8) million and $65.6 million respectively, a decrease in EBITDA of $119.4 million from the prior year nine month period.

United Refining Company (http://www.urc.com) uses the term EBITDA or earnings before interest, income taxes, depreciation and amortization. EBITDA is a term not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to Net Income in Footnote (1) in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

UNITED REFINING COMPANY

(Dollars in thousands)

	Three Months Ended Ma y 31,		Nine Months Ended May 31,
	2010	2009	2010	2009
Net Sales	$705,322	$498,312	$1,920,996	$1,703,592
Operating Income (Loss)	$(11,977)	$29,566	$(69,676)	$48,829
Net Income (Loss)	$(16,852)	$17,333	$(61,507)	$17,321
Income Tax Expense (Benefit)	$(4,728)	$12,048	$(35,763)	$12,039
EBITDA (1)	$(6,841)	$34,978	$(53,805)	$65,567

(1)	EBITDA Reconciliation:

UNITED REFINING COMPANY

(Dollars in thousands)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009
Net Income (Loss)	$(16,852)	$17,333	$(61,507)	$17,321
Interest Expense	8,984	8,838	26,167	27,370
Income Tax Expense (Benefit)	(4,728)	12,048	(35,763)	12,039
Depreciation	4,203	4,028	12,643	12,204
Amortization	1,552	1,961	4,655	5,863
Extinguishment of Debt	—	(9,230)	—	(9,230)

EBITDA	$(6,841)	$34,978	$(53,805)	$65,567

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 367 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer (814) 723-1500